Exhibit (a)(6)

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK CORPORATE HIGH YIELD FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND: The Charter is hereby amended by deleting Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

“(1) The total number of shares of capital stock that the Corporation shall have authority to issue is 250,000,000 shares, all classified as one class called Common Stock, of the par value of $0.10 per share, and of the aggregate par value of $25,000,000.”

THIRD:  The amendment to the Charter as set forth above has been approved by the board of directors of the Corporation, without action by the stockholders, as permitted by Section 2-105(a)(13) of the Maryland General Corporation Law and Section 10 of Article IV of the Charter.

FOURTH:  The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendment was 200,000,000, all of which had been classified as common stock, par value $0.10 per share. The aggregate par value of all shares of stock having par value was $20,000,000.

FIFTH:  The total number of shares of stock that the Corporation has authority to issue after giving effect to the foregoing amendment is 250,000,000, all of which have been classified as common stock, par value $0.10 per share. The aggregate par value of all authorized shares of stock having par value is $25,000,000.

SIXTH: As amended hereby, the Charter shall remain in full force and effect.

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IN WITNESS WHEREOF, BLACKROCK CORPORATE HIGH YIELD FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 6th day of March 2025.

WITNESS:		BLACKROCK CORPORATE HIGH YIELD FUND, INC.

By:	/s/ Janey Ahn	By:	/s/ John Perlowski
Name:	Janey Ahn	Name:	John Perlowski
Title:	Secretary	Title:	President and Chief Executive Officer

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